Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FIRST-QUARTER RESULTS

RICHMOND, Va., May 5, 2008 – Tredegar Corporation (NYSE:TG) reported first-quarter net income from continuing operations of $3.8 million (11 cents per share) compared to $11.1 million (28 cents per share) in the first quarter of 2007. Earnings from continuing manufacturing operations in the first quarter were $6.0 million (17 cents per share) versus $11.7 million (29 cents per share) last year. First-quarter sales from continuing operations decreased to $228.5 million from $244.9 million in 2007. On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

A summary of results for continuing operations for the three months ended March 31, 2008 and 2007 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended
	March 31
	2008	2007
Sales	$228.5	$244.9

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$3.8	$11.1
After-tax effects of:
Loss associated with plant shutdowns, asset
impairments and restructurings	2.7	.5
(Gains) losses from sale of assets and other items	(.5)	-
Income from continuing manufacturing operations*	$6.0	$11.6

Diluted earnings per share from continuing operations as
reported under GAAP	$.11	$.28
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset
impairments and restructurings	.08	.01
(Gains) losses from sale of assets and other items	(.02)	-
Diluted earnings per share from continuing
manufacturing operations*	$.17	$.29

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations. Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Earnings from continuing manufacturing operations, which excludes restructuring charges, declined by 12 cents per share or 41% in the first quarter of 2008 compared with the first quarter of 2007 due to lower operating profits in both films and continuing operations in aluminum extrusions. Operating profits before restructuring charges in films declined by $6.0 million or 36% in the first quarter of 2008 compared with an exceptionally strong first quarter of 2007 due primarily to competitive pressures, particularly for personal care materials, packaging materials and lower value surface protection films. Future operating profit levels in films will depend on our ability to deliver product innovations and cost reductions. We believe we have good opportunities for growth, especially in higher value surface protection films and with expected new product introductions for the personal care market. We’ve already taken significant action on cost reductions. During the first quarter of 2008, we recognized restructuring charges of $3.7 million, including charges relating to a 6% reduction of the Film Products’ workforce that is expected to save $2.6 million in the remainder of 2008 and $4.2 million on an annualized basis.”

Mr. Gottwald continued: “The aluminum extrusions industry in the U.S. continues to suffer from a cyclical downturn. Volume in our continuing operations declined by 12.5% in the first quarter of 2008 compared with the first quarter of last year, with demand down in most market segments. Operating profits declined by $3.1 million or 67%, primarily due to the decrease in volume. We’re very focused on controlling our variable costs and reducing fixed costs to minimize the adverse impact of the volume drop on profits.”

Mr. Gottwald further stated: “Despite challenging business conditions, our balance sheet remains strong with net debt of $15.6 million at March 31, 2008, down from $33.8 million at December 31, 2007.”

MANUFACTURING OPERATIONS
Film Products

First-quarter net sales in Film Products were $132.3 million, down 2.8% from $136.1 million in the first quarter of 2007, while operating profit from ongoing operations decreased to $10.8 million in the first quarter of 2008 from $16.8 million in 2007. Volume was 57.9 million pounds in the first quarter of 2008 compared with 65.3 million pounds in the first quarter of 2007.

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TREDEGAR EARNINGS, page 3

Volume was down in the first quarter of 2008 compared with the first quarter of 2007 primarily due to a decrease in sales of lower value surface protection films, personal care materials and packaging materials. Net sales decreased due to the decline in volume, partially offset by appreciation of the U.S. dollar value of currencies for operations outside of the U.S. and higher selling prices from the pass-through of higher resin costs.

Operating profit from ongoing operations decreased in the first quarter of 2008 compared with an exceptionally strong first quarter of 2007 due primarily to competitive pressures, particularly for personal care materials, packaging materials and lower value surface protection films. In addition, operating profit in the first quarter of 2008 benefited from appreciation of the U.S. dollar value of currencies for operations outside of the U.S. (the favorable impact from currency rate changes was approximately $1.2 million) but was offset by the lag in the pass-through of increases in resin costs. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.

Capital expenditures in Film Products were $3.2 million in the first quarter of 2008 compared with $5 million in the first quarter of last year, and are projected to be approximately $33 million in 2008. Depreciation expense was $8.8 million in the first quarter of 2008 compared with $8.2 million in the first quarter of last year, and is projected to be approximately $34 million in 2008.

Aluminum Extrusions

First-quarter net sales from continuing operations in Aluminum Extrusions were $91.1 million, down 12.2% from $103.8 million in the first quarter of 2007. Operating profit from ongoing U.S. operations decreased to $1.5 million in the first quarter of 2008, down 67% from $4.6 million in the first quarter of 2007. Volume from continuing operations decreased to 37.1 million pounds in the first quarter of 2008, down 12.5% from 42.4 million pounds in the first quarter of 2007.

The decreases in net sales and ongoing operating profit from continuing operations in the first quarter of 2008 compared with the first quarter of last year were mainly due to lower volume. Shipments declined in most markets.

Capital expenditures for continuing operations in Aluminum Extrusions were $810,000 in the first quarter of 2008 compared with $1.9 million in the first quarter of last year, and are projected to be approximately $18 million in 2008. In January, Tredegar announced plans to spend approximately $24 million over the next 18 months to expand the capacity at its plant in Carthage, Tennessee. Approximately 65% of the sales of aluminum extrusions from operations in the U.S. are related to non-residential construction, and this additional capacity will increase Tredegar’s capabilities in this sector. Depreciation expense was $2.0 million in the first quarter of 2008 compared with $2.1 million in the first quarter of last year, and is projected to be approximately $8.1 million in 2008.
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TREDEGAR EARNINGS, page 4

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of $25.5 million to an affiliate of H.I.G. Capital. The purchase price is subject to adjustment based upon the actual working capital of the business at the time of sale. The final purchase price is estimated at $24.7 million, with the decline from the amount estimated at February 12, 2008 due to the excess of estimated working capital over actual working capital. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

OTHER ITEMS

Net pension income from continuing operations was $1.6 million in the first quarter of 2008, a favorable change of $826,000 (2 cents per share after taxes) from amounts recognized in the first quarter of 2007. Most of the favorable changes relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table. The company contributed approximately $167,000 to its pension plans for continuing operations in 2007 and expects to contribute a similar amount in 2008.

Interest expense was $881,000 in the first quarter of 2008, a slight increase from $824,000 in the first quarter of last year due to higher average debt levels partially offset by lower average interest rates.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 38.8% in the first quarter of 2008 compared with 35.0% in the first quarter of 2007. The increase in the effective tax rate for continuing manufacturing operations for 2008 versus 2007, which had an unfavorable impact of approximately 1 cent per share, was mainly due to higher effective tax rates for operations outside of the U.S., expiration at December 31, 2007 of the research & development tax credit and lower income tax benefits expected for the Domestic Production Activities Deduction, partially offset by a lower state income tax effective rate.

Overall results for continuing operations for the quarter include special items. After-tax charges for continuing operations for plant shutdowns, asset impairments and restructurings were 8 cents and 1 cent per share in the first quarters of 2008 and 2007, respectively. Further details regarding these items are provided in the financial tables included with this press release.

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TREDEGAR EARNINGS, page 5

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $24.1 million at March 31, 2008, compared with $23.0 million at December 31, 2007. This investment has a carrying value in Tredegar’s balance sheet of $10 million, which represents the amount invested on April 2, 2007.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net debt (debt in excess of cash) was $15.6 million at March 31, 2008, compared with net debt of $33.8 million at December 31, 2007. Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $100.3 million in the twelve months ended March 31, 2008, down from $107.9 million in 2007. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

On January 7, 2008, Tredegar announced that its board of directors approved a share repurchase program whereby management is authorized at its discretion to purchase, in the open market or in privately negotiated transactions, up to 5 million shares of Tredegar’s outstanding common stock. This share repurchase program replaces Tredegar’s previous share repurchase authorization. The authorization has no time limit. During the first quarter of 2008, Tredegar repurchased 469,300 shares for $7.3 million. As of March 31, 2008, Tredegar had approximately 34.3 million common shares outstanding.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of Tredegar’s 2007 Annual Report on Form 10-K filed with the SEC.

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TREDEGAR EARNINGS, page 6

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 7

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2008	2007

Sales	$228,480	$244,887
Other income (expense), net	557	293
	229,037	245,180

Cost of goods sold	194,239	202,652
Freight	5,101	5,055
Selling, R&D and general expenses	18,969	18,659
Amortization of intangibles	32	37
Interest expense	881	824
Asset impairments and costs associated with exit and disposal activities (a)	3,940	733
	223,162	227,960

Income from continuing operations before income taxes	5,875	17,220
Income taxes	2,090	6,085
Income from continuing operations	3,785	11,135
Income (loss) from discontinued operations (b)	(723)	(802)

Net income (a) (c)	$3,062	$10,333

Earnings (loss) per share:
Basic:
Continuing operations	$.11	$.28
Discontinued operations	(.02)	(.02)
Net income	$.09	$.26
Diluted:
Continuing operations	$.11	$.28
Discontinued operations	(.02)	(.02)
Net income	$.09	$.26

Shares used to compute earnings (loss) per share:
Basic	34,467	39,272
Diluted	34,682	39,487

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2008	2007
Net Sales
Film Products	$132,314	$136,061
Aluminum Extrusions	91,065	103,771
Total net sales	223,379	239,832
Add back freight	5,101	5,055
Sales as shown in the Consolidated Statements of Income	$228,480	$244,887

Operating Profit
Film Products:
Ongoing operations	$10,786	$16,820
Plant shutdowns, asset impairments and restructurings (a)	(3,705)	(367)

Aluminum Extrusions (b):
Ongoing operations	1,542	4,649
Plant shutdowns, asset impairments and restructurings (a)	(235)	-

AFBS:
Plant shutdowns, asset impairments and restructurings (a)	-	(366)
Total	8,388	20,736
Interest income	258	388
Interest expense	881	824
Stock option-based compensation costs	60	269
Corporate expenses, net	1,830	2,811
Income before income taxes	5,875	17,220
Income taxes	2,090	6,085
Income from continuing operations	3,785	11,135
Income (loss) from discontinued operations (b)	(723)	(802)
Net income (a) (c)	$3,062	$10,333

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets

Cash & cash equivalents	$41,443	$48,217
Accounts & notes receivable, net	116,185	97,064
Income taxes recoverable	14,298	323
Inventories	41,652	48,666
Deferred income taxes	9,173	9,172
Prepaid expenses & other	8,361	4,077
Current assets of discontinued operation (b)	-	37,750
Total current assets	231,112	245,269

Property, plant & equipment, net	266,986	269,083
Other assets	117,672	116,759
Goodwill & other intangibles	136,179	135,907
Noncurrent assets of discontinued operation (b)	-	17,460
Total assets	$751,949	$784,478

Liabilities and Shareholders' Equity

Accounts payable	$74,327	$67,161
Accrued expenses	37,589	33,676
Current portion of long-term debt	583	540
Current liabilities of discontinued operation (b)	-	17,152
Total current liabilities	112,499	118,529

Long-term debt	56,450	81,516
Deferred income taxes	83,022	68,625
Other noncurrent liabilities	15,844	15,662
Noncurrent liabilities of discontinued operation (b)	-	8,818
Shareholders' equity	484,134	491,328

Total liabilities and shareholders' equity	$751,949	$784,478

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31
	2008	2007
Cash flows from operating activities:
Net income	$3,062	$10,333
Adjustments for noncash items:
Depreciation	11,336	11,259
Amortization of intangibles	32	37
Deferred income taxes	8,289	(1,633)
Accrued pension income and postretirement benefits	(1,413)	(439)
Loss on asset impairments and divestitures	2,327	338
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(22,066)	(21,147)
Inventories	10,013	(4,345)
Income taxes recoverable	(13,841)	8,125
Prepaid expenses and other	421	1,039
Accounts payable and accrued expenses	5,357	15,008
Other, net	2,661	1,095
Net cash provided by operating activities	6,178	19,670
Cash flows from investing activities:
Capital expenditures	(4,052)	(7,164)
Proceeds from the sale of the aluminum extrusions business in Canada
(net of cash included in sale and transaction costs)	23,616	-
Proceeds from the sale of assets and property disposals &
reimbursements from customers for purchases of equipment	248	2,762
Net cash provided by (used in) investing activities	19,812	(4,402)
Cash flows from financing activities:
Dividends paid	(1,378)	(1,579)
Debt principal payments	(38,158)	(20,323)
Borrowings	13,000	-
Repurchases of Tredegar common stock	(7,283)	-
Proceeds from exercise of stock options	-	4,089
Net cash used in financing activities	(33,819)	(17,813)
Effect of exchange rate changes on cash	1,055	127
Decrease in cash and cash equivalents	(6,774)	(2,418)
Cash and cash equivalents at beginning of period	48,217	40,898
Cash and cash equivalents at end of period	$41,443	$38,480

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TREDEGAR EARNINGS, page 11

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended March 31, 2008
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$53.4	$13.4	$66.8
Allocation of corporate overhead	(7.7)	(1.9)	(9.6)
Add back depreciation and amortization from continuing operations	34.7	8.4	43.1
Adjusted EBITDA from continuing operations (d)	$80.4	$19.9	$100.3

Selected balance sheet and other data as of March 31, 2008:
Net debt (e)	$15.6
Shares outstanding	34.3

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the first quarter of 2008 include:
•	Pretax charges of $2.3 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.1 million) and Aluminum Extrusions ($235,000); and
•	Pretax charges of $1.6 million for asset impairments in Film Products.

Plant shutdowns, asset impairments and restructurings in the first quarter of 2007 include:
•	A pretax charge of $366,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	Pretax charges of $338,000 for asset impairments in Film Products; and
•	A pretax charge of $29,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia.

(b)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of $25.5 million to an affiliate of H.I.G. Capital. The purchase price is subject to adjustment based upon the actual working capital of the business at the time of sale. The final purchase price is estimated at $24.7 million, with the decline from the amount estimated at February 12, 2008, due to the excess of estimated working capital over actual working capital. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Three Months Ended
	March 31
(In thousands)	2008	2007

Income (loss) from operations before income taxes	$(391)	$(1,183)
Income tax cost (benefit) on operations	(98)	(381)
	(293)	(802)
Loss associated with asset impairments and disposal activities	(1,130)	-
Income tax cost (benefit) on asset impairments and costs associated disposal activities	(700)	-
	(430)	-
Income (loss) from discontinued operations	$(723)	$(802)

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a gain of $1.1 million for the first quarter of 2008 and a gain of $12.9 million for the first quarter of 2007. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans recorded net of deferred taxes directly in shareholders' equity.

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TREDEGAR EARNINGS, page 12

(d)
Adjusted EBITDA for the twelve months ended March 31, 2008, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(e)	Net debt is calculated as follows (in millions):

Debt	$57.0
Less: Cash and cash equivalents	(41.4)
Net debt	$15.6

Net debt is not intended to represent total debt or debt defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

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